Exhibit 2.2

EXECUTION VERSION

FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT

THIS FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “Amendment”) is made as of May 19, 2022 (the “Amendment Date”) by and among OTR Acquisition Corp., a Delaware corporation (“SPAC”), Comera Life Sciences Holdings, Inc., a Delaware corporation (“Holdco”), CLS Sub Merger 1 Corp., a Delaware corporation (“Company Merger Sub”), CLS Sub Merger 2 Corp., a Delaware corporation (“SPAC Merger Sub” and, together with Company Merger Sub, the “Merger Subs”), and Comera Life Sciences, Inc., a Delaware corporation (the “Company”). Each of SPAC, the Company, Holdco and the Merger Subs shall individually be referred to herein as a “Party” and, collectively, the “Parties” Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement (as defined below).

WHEREAS, the Parties entered into that certain Business Combination Agreement dated as of January 31, 2022 (as may be amended, restated, or otherwise supplemented from time to time, including pursuant to this Amendment, the “Agreement”);

WHEREAS, pursuant to Section 10.04 of the Agreement, the Agreement may be amended in writing at any time prior to the Company Merger Effective Time but only in writing and by an instrument signed by all of the Parties to the Agreement; and

WHEREAS, the Parties wish to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Amendment and the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

AMENDMENTS TO THE AGREEMENT

Section 1.1 Amendment to Section 3.01 of the Agreement. Section 3.01 of the Agreement is hereby amended by deleting Section 3.01 of the Agreement and replacing it in its entirety with the following:

“Section 3.01 Payment Spreadsheet. Not less than five (5) Business Days prior to the Company Merger Effective Time, the Company shall deliver to SPAC a schedule (the “Payment Spreadsheet”), certified by an appropriate officer of the Company, setting forth (i) the calculation of the Aggregate Company Consideration (including the amount of Leakage, together with reasonable supporting information with respect thereto), (ii) the allocation of the Aggregate Company Consideration and the Earn-Out Shares, if released from escrow in accordance with Section 3.04, among the holders of Company Common Stock, (iii) the portion of the Aggregate Company Consideration and the Earn-Out Shares, if released from escrow in accordance with Section 3.04, payable to each holder of Company Common Stock and (iv) the number of shares of Holdco Common Stock that can be purchased under the Exchanged Options. The allocation of the Aggregate Company

Consideration and Earn-Out Shares and the information with respect to the exchange of Company Options into Exchanged Options set forth in the Payment Spreadsheet shall be binding on all Parties and shall be used by Holdco for purposes of issuing the Aggregate Company Consideration and allocating the Earn-Out Shares, if released from escrow in accordance with Section 3.04, to the holders of Company Common Stock and the conversion of the remaining Company Options into Exchanged Options pursuant to this Article III, absent manifest error. In issuing the Aggregate Company Consideration and allocating the Earn-Out Shares, if released from escrow in accordance with Section 3.04, and converting Company Options into Exchanged Options pursuant to this Article III, Holdco and SPAC shall be entitled to rely fully on the information set forth in the Payment Spreadsheet, absent manifest error.”

Section 1.2 Amendment to Section 3.02(c) of the Agreement. Section 3.02(c) of the Agreement is hereby amended by deleting Section 3.02(c) of the Agreement and replacing it in its entirety with the following:

“(c) [Reserved]”

Section 1.3 Amendment to Section 3.02(f) of the Agreement. Section 3.02(f) of the Agreement is hereby amended by deleting Section 3.02(f) of the Agreement and replacing it in its entirety with the following:

“(f) each Company Option that is outstanding immediately prior to the Company Merger Effective Time shall be converted into the number of options to purchase shares of Holdco Common Stock (such options, the “Exchanged Options”) in each case as is set forth on the Payment Spreadsheet, with each holder of Company Options to receive options to purchase the number of shares of Holdco Common Stock set forth opposite such holder’s name on the Payment Spreadsheet; provided that the exercise price and the number of shares of Holdco Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D) and, provided further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Holdco Common Stock purchasable pursuant to the Exchanged Options shall be subject to such adjustments as are necessary in order to satisfy the requirements of Treasury Regulation Section 1.424-1(a). Except as specifically provided above, following the Company Merger Effective Time, the Exchanged Options shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option(s) immediately prior to the Company Merger Effective Time. At or prior to the Company Merger Effective Time, the Parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this subsection.”

Section 1.4 Amendment to Section 3.04 of the Agreement. Section 3.04 of the Agreement is hereby amended by deleting Section 3.04 of the Agreement and replacing it in its entirety with the following:

“Section 3.04 Earn-Out.

(a) At the Closing, in addition to the consideration to be received pursuant to Section 3.02 and as part of the overall consideration payable to the holders of Company Common Stock pursuant to this Agreement, Holdco shall place the Earn-Out Shares into escrow with the Escrow Agent pursuant to the Escrow Agreement. If, at any time during the period beginning on the Closing Date and expiring at the close of business on the second anniversary of the Closing Date (the “Earn-Out Period”), the VWAP of Holdco Common Stock shall be equal to or greater than $12.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Earn-Out Trigger”), then within ten (10) Business Days following the achievement of the Earn-Out Trigger, Holdco shall instruct the Escrow Agent to deliver the Earn-Out Shares to the holders of Company Common Stock in accordance with the Payment Spreadsheet.

(b) If a Change of Control occurs during the Earn-Out Period that results in the holders of shares of Holdco Common Stock receiving consideration equal to or in excess of $12.50 per share, then, immediately prior to the consummation of such Change of Control, (i) the Earn-Out Trigger, to the extent that it has not been previously satisfied, shall be deemed to be satisfied, and (ii) Holdco shall promptly instruct the Escrow Agent to deliver the Earn-Out Shares to the holders of Company Common Stock in accordance with the Payment Spreadsheet.

(c) If the Earn-Out Trigger shall not be achieved during the Earn-Out Period, then, upon expiration of the Earn-Out Period, the obligations in this Section 3.04 shall terminate and no longer apply and Holdco shall instruct the Escrow Agent to deliver the Earn-Out Shares to Holdco for cancellation.

(d) The Earn-Out Shares and the Earn-Out Trigger shall be adjusted, and additional shares of Holdco Common Stock shall be delivered to the Escrow Agent as necessary, to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Holdco Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Holdco Common Stock, occurring on or after the date hereof and prior to the time any such Earn-Out Shares are delivered to the holders of Company Common Stock.”

Section 1.5 Amendment to Section 3.05 of the Agreement. Section 3.05 of the Agreement is hereby amended by deleting Section 3.05 of the Agreement and replacing it in its entirety with the following:

“Section 3.05 Exchange.

(a) Exchange Agent. On the Closing Date, Holdco shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by the Company and is reasonably satisfactory to SPAC (the “Exchange Agent”), it being agreed that Continental Stock Transfer & Trust Company is satisfactory to all Parties, for the benefit of the holders of Company Common Stock and SPAC Common Stock, for exchange in accordance with this Article III, the number of shares of Holdco Common Stock sufficient to deliver the Aggregate Transaction Consideration payable pursuant to this Agreement (such shares of Holdco Common Stock being hereinafter referred to as the “Exchange Fund”). Holdco shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Aggregate Transaction Consideration out of the Exchange Fund in accordance with this Agreement.

(b) Exchange Procedures. As promptly as practicable after the SPAC Merger Effective Time, Holdco shall cause the Exchange Agent to deliver (i) to each holder of Company Common Stock immediately prior to the Company Merger Effective Time whose Company Common Stock was converted pursuant to Section 3.01 into the right to receive shares of Holdco Common Stock, the applicable portion of the Aggregate Company Consideration via book-entry issuance in accordance with the Payment Spreadsheet pursuant to the provisions of Section 3.01, subject to any adjustments pursuant to Section 3.05(d) and any Tax withholdings pursuant to Section 3.05(g), and (ii) to each holder of SPAC Common Stock immediately prior to the SPAC Merger Effective Time, whose SPAC Common Stock were converted pursuant to Section 3.01 into the right to receive shares of Holdco Common Stock, the applicable portion of the Aggregate SPAC Consideration via book-entry issuance pursuant to the provisions of Section 3.01, subject to any adjustments pursuant to Section 3.05(d) and any Tax withholdings pursuant to Section 3.05(g).

(c) No Further Rights. The Aggregate Transaction Consideration payable upon conversion of the Company Common Stock and/or SPAC Common Stock in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Common Stock and/or SPAC Common Stock and there shall be no further registration of transfers on the records of (i) the Company Merger Surviving Corporation of the shares of Company Common Stock that were outstanding prior to the Company Merger Effective Time, or (ii) the SPAC Merger Surviving Corporation of the shares of SPAC Common Stock that were outstanding prior to the SPAC Merger Effective Time.

(d) Adjustments to Aggregate Transaction Consideration. The Aggregate Transaction Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to (i) Company Common Stock occurring on or after the date hereof and prior to the Company Merger Effective Time to provide the holders of shares of Company Common Stock immediately prior to the Company Merger Effective Time the same economic effect as contemplated by this Agreement prior to such event, and (ii) SPAC Common Stock occurring on or after the date hereof and prior to the SPAC Merger Effective Time to provide the holders of shares of SPAC Common Stock immediately prior to the SPAC Merger Effective Time the same economic effect as contemplated by this Agreement prior to such event; and in each case such items so adjusted shall, from and after the date of such event, be the relevant portion of the Aggregate Transaction Consideration.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock or SPAC Common Stock for one

(1) year after the SPAC Merger Effective Time shall be delivered to Holdco. Any holders of Company Common Stock or SPAC Common Stock who have not theretofore complied with this Section 3.05 shall thereafter look only to Holdco for payment of the applicable portion of the Aggregate Transaction Consideration, without interest. Any portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock or SPAC Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of Holdco free and clear of any claims or interest of any person previously entitled thereto.

(f) No Liability. None of the Exchange Agent, Holdco or the Surviving Corporations shall be liable to any holder of Company Common Stock or SPAC Common Stock (or dividends or distributions with respect thereto) for any such Company Common Stock or SPAC Common Stock delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with Section 3.05.

(g) Withholding Rights. Holdco shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, SPAC Common Stock or SPAC Warrants such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Holdco and timely remitted to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock, SPAC Common Stock or SPAC Warrants (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made by Holdco.

(h) Fractional Shares. No fraction of a share of Holdco Common Stock will be issued by virtue of the Mergers, and any time that shares of Holdco Common Stock are distributed to any Person pursuant to this Agreement, such amount of shares (after aggregating all fractional shares of Holdco Common Stock that otherwise would be received by such Person in connection with such distribution) shall be rounded-down to the nearest whole number.”

Section 1.6 Amendment to Section 3.06(b) of the Agreement. Section 3.06(b) of the Agreement is hereby amended by deleting Section 3.06(b) of the Agreement and replacing it in its entirety with the following:

“(b) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, SPAC shall provide to the Company a written report setting forth a list of all fees, expenses and disbursements incurred by or on behalf of SPAC for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of SPAC in connection with the Transactions or otherwise in connection with SPAC’s operations (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding SPAC Transaction Expenses”); provided that the Outstanding SPAC Transaction Expenses directly related to legal fees, accounting fees and due diligence costs shall not exceed $1,800,000 unless otherwise agreed by SPAC and the Company. On the Closing Date following the Closing, SPAC shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding SPAC Transaction Expenses.”

ARTICLE 2

MISCELLANEOUS

Section 2.1 No Other Amendment. Except to the extent that any provisions of or any Exhibits or Schedules to the Agreement are expressly amended by Article 1 of this Amendment, all terms and conditions of the Agreement and all other documents, instruments and agreements executed thereunder, shall remain in full force and effect pursuant to the terms thereof. In the event of any inconsistency or contradiction between the terms of this Amendment and the Agreement, the provisions of this Amendment shall prevail and control.

Section 2.2 Reference to the Agreement. On and after the date hereof, each reference in the Agreement to “this Agreement,” “hereof,” “herein,” “herewith,” “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to the Agreement as amended by this Amendment. No reference to this Amendment need be made in any instrument or document at any time referring to the Agreement and a reference to the Agreement in any such instrument or document shall be deemed to be a reference to the Agreement as amended by this Amendment.

[Signature Page Follows]

EXECUTION VERSION

IN WITNESS WHEREOF, SPAC, Holdco, Merger Subs and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

OTR ACQUISITION CORP.

By	/s/ Nicholas J. Singer
Name:	Nicholas J. Singer
Title:	Chief Executive Officer

COMERA LIFE SCIENCES HOLDINGS, INC.

By	/s/ Jeffrey Hackman
Name:	Jeffrey Hackman
Title:	Chief Executive Officer

CLS SUB MERGER 1 CORP.

By	/s/ Jeffrey Hackman
Name:	Jeffrey Hackman
Title:	Chief Executive Officer

CLS SUB MERGER 2 CORP.

By	/s/ Jeffrey Hackman
Name:	Jeffrey Hackman
Title:	Chief Executive Officer

COMERA LIFE SCIENCES, INC.

By	/s/ Jeffrey Hackman
Name:	Jeffrey Hackman
Title:	Chief Executive Officer

[Signature Page to First Amendment to Business Combination Agreement]